Exhibit 99.1

NEWS RELEASE

For Immediate Release

Rockwood Completes the Acquisition of 49% Interest in Talison Lithium

•                  Provides ownership interest in the world’s largest and richest spodumene source of lithium

•                  Strengthens further Rockwood’s #1 position as a leading global integrated producer of lithium compounds and chemicals

•                  Accretes to Rockwood’s 2014 earnings

•                  Creates a partnership with Tianqi, China’s leading lithium company

Princeton, NJ USA (May 28, 2014) – Rockwood Holdings, Inc. (NYSE: ROC) announced today that it has completed the acquisition of the ownership interest to create a joint venture (“JV”) with Sichuan Tianqi Lithium Industries Inc. (“Tianqi”), giving Rockwood a 49% ownership interest in Talison Lithium Pty Ltd.  Rockwood funded the purchase price of $475 million from cash on hand.

“Completing the acquisition of 49% in Talison is a significant strategic step as we move forward to position Rockwood Lithium as the premier provider of lithium products to our global customers. We are now uniquely situated with significant and diverse lithium resources in multiple continents, including South America, North America and now Australia.  This will assure our customers that we have the ability to meet their fast-growing needs,” said Seifi Ghasemi, Chairman and Chief Executive Officer.

“Additionally, this acquisition drives meaningful shareholder value as it meets all of our key capital allocation criteria that we previously announced.  It is the leading spodumene producer with the largest and richest mine operations in the world, accretive from day one and expected to deliver margins well over our 25% target.  We look forward to working with our Chinese partner to further develop and grow this excellent resource,” added Mr. Ghasemi.

Lazard acted as Rockwood’s financial advisor and Clifford Chance as legal advisor.

* * *

Talison Lithium Pty Ltd.

Talison is a leading global producer of lithium for over 25 years.  Talison mines and processes lithium-bearing mineral spodumene at its operations located at Greenbushes, Western Australia (the “Greenbushes Lithium Operations”), located approximately 250 kilometers from Perth, Western Australia.  Greenbushes Lithium Operations is estimated to be the world’s largest known reserves of lithium spodumene minerals with a current mine life of 40 years.

Talison has a leading position in the growing Chinese lithium concentrates market.  Talison produces two categories of lithium concentrates: (i) technical-grade lithium concentrates which have low iron content for use in the manufacture of, among other applications, glass, ceramics and heat-proof cookware; and (ii) a high-yielding chemical-grade lithium concentrate which is used to produce lithium chemicals which form the basis for manufacture of, among other applications, lithium-ion batteries for laptop computers, mobile phones, electric bicycles and electric vehicles.

Sichuan Tianqi Lithium Industries Inc. (“Tianqi”)

Tianqi is China’s leading lithium company, with a market capitalization of approximately US$1.8bn and is 36% owned by Chengdu Tianqi Industry Group.  Founded in 1995 and listed on the Shenzhen Stock Exchange in 2010, Tianqi is the world’s largest lithium producer utilizing hard-rock feed, offering a wide range of lithium products including battery-grade and technical-grade lithium carbonate, lithium hydroxide, lithium chloride and lithium metal.  Tianqi owns 51% of Talison and is also the sole distributor of technical-grade lithium concentrate for Talison in China.

More information about Tianqi is available from the following website: http://en.tianqilithium.com/about/about-38.htm

* * *

Rockwood Holdings, Inc. based in Princeton, N.J., is a leading global developer, manufacturer and marketer of technologically advanced and high value-added specialty chemicals, with a market capitalization of more than $5 billion.  It is a leading integrated and low cost global producer of lithium and lithium compounds used in lithium-ion batteries for electronic devices, alternative transportation vehicles and future energy storage technologies, meeting the significant growth in global demand for these products.  The company is also the second largest global producer of products and services for metal processing, servicing the aerospace, general and European luxury automotive industries.

For more information on Rockwood, please visit www.rocksp.com.

* * *

Contact:                                                Nahla A. Azmy

Vice President, Investor Relations & Communications

nazmy@rocksp.com

Phone: 609-524-1109

* * *

The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc. and its subsidiaries and affiliates (“Rockwood”), including with respect to the future performance of the Talison joint venture and its impact on our earnings.  Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements.  Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized.  “Forward-looking statements” consist of all non-historical information, including any statements referring to the prospects and future performance of Rockwood, including without limitation, the payment of future dividends.  Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s periodic reports on file with the Securities and Exchange Commission.  Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

# # #